Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS INCREASED REVENUES, OPERATING INCOME AND OPERATING CASH FLOW FROM CONTINUING OPERATIONS IN THIRD FISCAL QUARTER OF 2004

—Revenues Increased Nine Percent Year-Over-Year To $1.016 Billion

—Operating Income and Cash Flow Show Strong Improvements

FOR IMMEDIATE RELEASE: TUESDAY, JULY 27, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications software, systems and services, reported income from continuing operations of $58 million or earnings of 12 cents per diluted share for the third fiscal quarter.  Included in the 12 cents was a four cents per diluted share charge for the repurchase of senior secured notes in the third fiscal quarter.   The company reported its sixth straight year-over-year increase in quarterly operating income, an increase driven by profitable results from all three business segments.

In the same quarter last year, the company said it reported a loss from continuing operations of $3 million or a loss of one cent per diluted share.  Included in those results was a three cent per diluted share gain from the extinguishment of debt and a gain on an asset sale.

Third fiscal quarter 2004 revenues increased nine percent to $1.016 billion compared to $929 million in the same period last year.

The company noted higher revenues and gross margin, coupled with lower selling general and administrative (SG&A) expenses, contributed to a 53 percent sequential increase to $92 million in operating income, bringing operating margin to nine percent of sales.  This is up from breakeven operating income a year ago.  Operating cash flow from continuing operations in the quarter was $215 million. Gross margin increased year-over-year to 48 percent from 43 percent, and SG&A expenses were 30 percent of sales, down two percentage points from the second fiscal quarter of 2004.

The company said including results from discontinued operations, net income for the third fiscal quarter of 2004 was $61 million or 13 cents per diluted share compared to net income of $8 million or two cents per diluted share in the third fiscal quarter of 2003.

- more -

Avaya said discontinued operations includes its former Connectivity Solutions segment, substantially all of which had been completely divested as of June 30, 2004, and the segments of the Expanets business it had divested.

CEO Comments

“Avaya’s performance this quarter demonstrates our ability to execute against our strategy,” said Don Peterson, chairman and CEO, Avaya.  “Our revenues grew significantly over last year, and we’re seeing increasing signs that customers are migrating to IP telephony to help them improve their business processes.  Product sales rose 11 percent year-over-year, driven by rising demand for gateways and IP Office.”

Year-To-Date Results

Revenues for the first nine months of fiscal 2004 were $2.993 billion, an increase of six percent compared to revenues of $2.825 billion for the first nine months of fiscal 2003.   Avaya earned $191 million or 42 cents per diluted share from continuing operations in the first nine months of fiscal 2004, compared to a loss from continuing operations of $183 million or a loss of 49 cents per diluted share in the first nine months of fiscal 2003.

Avaya noted, including results from discontinued operations, it earned $196 million or 43 cents per diluted share in the first nine months of fiscal 2004 compared to a net loss of $154 million or a net loss of 41 cents per diluted share in the same period of fiscal 2003.

CFO Comments

“We continue to transform Avaya to drive profitable growth and position the company to take advantage of opportunities in the marketplace,” said Garry K. McGuire, chief financial officer and senior vice president, corporate development, Avaya. “We generated $215 million in operating cash flow this quarter, our cash increased by 81 percent year-over-year to $1.5 billion, and net cash** rose 19 percent sequentially to $939 million.  We made a voluntary contribution to our pension plan this quarter increasing our financial flexibility going forward, and we have reduced debt year-over-year by 41 percent to about $584 million.  We continue to make substantial progress in our efforts to deleverage the balance sheet and further improve our financial strength.”

Outlook

The company noted its fourth fiscal quarter is typically its strongest quarter of the year in terms of revenue and operating income.  Even though there remain many uncertainties in the marketplace, along with concerns around economic growth and inflation, total employment levels, a key indicator historically for the company’s growth prospects, remain strong.  Therefore the company remains cautiously optimistic that its fourth fiscal quarter will be consistent with historical patterns.  The company believes its gross margin improvements are largely sustainable, although gross margin may fluctuate from quarter to quarter depending on the mix of overall revenue, the mix of products sold, and direct and indirect channel mix.  Avaya said it is committed to controlling costs and improving its expense profile and will maintain this approach going forward.  It expects, however, to see higher sales expenses in the fourth fiscal quarter resulting from normal year-end increases in sales commission payments and a modest increase in marketing expenses as it drives to increase market share and strengthen brand positioning.

Highlights From The Quarter

Avaya made several announcements since the last quarter which highlight how the company helps its customers use IP telephony to improve their business processes:

•                  Earlier today, Avaya introduced new converged mobility products that extend IP telephony to wireless networks and deliver the benefits of desktop communications to employees wherever they are in a building.  These products, the Avaya W310 Gateway and Avaya W110 WLAN Access Points, make wireless calls on a company’s network more secure with better sound quality, and have less chance of fading as workers move about a building.  The products play a critical role in the converged Wi-Fi and cellular solution architecture the company is developing with Motorola and Proxim.

•                  Toshiba Corporation chose Avaya to deploy a 12,000-person SIP (Session Initiation Protocol)-enabled IP telephony system for its Tokyo headquarters.  When completed in early 2005, Toshiba will host one of the largest SIP-enabled IP telephony implementations in the world. SIP is an industry standard that enables users to conduct multimedia communications sessions that can incorporate voice, video and chat, or more. Key factors for Toshiba in selecting Avaya are the high voice quality and scalability that Avaya IP telephony solutions can deliver.

•                  Lund University in Sweden also chose Avaya to provide converged infrastructure, communications applications and services.  Lund University is one of Northern Europe’s largest educational institutions with 38,000 students.  When complete in 2005, the system will be one of the largest SIP-enabled IP telephony implementations in Northern Europe. The new Avaya network will provide telephony services for its 7,000 employees, each with their own IP extension, allowing them to easily transfer calls around the university’s 230 locations across four cities.

•                  MetLife Mexico, with more than five million customers, is the largest financial services life insurance company in Mexico.  After a 2003 merger, Avaya helped MetLife Mexico integrate the communications networks of two companies into one converged voice and data network that help the company reduce costs while improving customer service.  More than 1,500 employees are connected to the network.   Users in MetLife’s headquarters can connect to the company’s network from anywhere in the building without the need of calling technical support. Employees can also work remotely with the same features and functionalities that they have at the office.

•                Avaya implemented a multimedia contact center system for ebookers plc, a leading pan-European online travel agency. The new contact center system links 1,000 agents located in 38 sites in 11 countries across the UK, mainland Europe and India, to create one of the world’s largest ‘virtual’ contact centers The Avaya system enables agents to seamlessly handle all Web, phone, fax and e-mail-based customer communications. Agents are provided with a single integrated-view of previous customer contact across all channels, allowing them to complete transactions and resolve enquiries faster and more effectively.

•                The company announced an agreement with Microsoft enabling it to license Microsoft® Business Solutions CRM (Microsoft CRM) and develop an “all in one” application suite by embedding it with the Avaya IP Office family.  With the suite, Avaya enables small and medium businesses to use service and support applications to manage and improve their customer contact functions.  The agreement also includes co-marketing and lead generation to enable Microsoft Partners and Avaya BusinessPartners to sell the solution.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

This news release contains forward-looking statements regarding the company’s outlook for operating results based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner our restructuring plans, and the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

**Net cash is defined as cash and cash equivalents less total debt outstanding.  At June 30, 2004, this amount is calculated as cash and cash equivalents of $1.523 billion less total debt of $584 million.  Net debt is defined as total debt outstanding less cash and cash equivalents.  At June 30, 2003, this amount is calculated as total debt of $993 million less cash and cash equivalents of $843 million.  Management believes that the presentation of net cash and net debt provides useful information to investors about the company’s ability to satisfy its debt obligation with currently available funds.

NOTE:  Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Tuesday, July 27, 2004.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454

For those unable to participate, there will be a playback available from 8:00 p.m. EDT, July 27, through August 5, 2004.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 8354879.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (http://www.avaya.com/investors/) 10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

Avaya Inc. and Subsidiaries

Statements of Operations

Three and Nine Months Ended June 30, 2004 and 2003

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended June 30,		For the nine months ended June 30,
	2004	2003 (a)	2004	2003 (a)
REVENUE
Products	$506	$455	$1,483	$1,385
Services	510	474	1,510	1,440
	1,016	929	2,993	2,825
COST
Products	233	226	691	694
Services	295	299	895	913
	528	525	1,586	1,607
GROSS MARGIN	488	404	1,407	1,218

OPERATING EXPENSES
Selling, general and administrative	307	315	948	966
Research and development	89	85	255	259
TOTAL OPERATING EXPENSES	396	400	1,203	1,225

OPERATING INCOME (LOSS)	92	4	204	(7)
Other income (expense), net	(11)	18	(24)	(36)
Interest expense	(14)	(21)	(54)	(57)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	67	1	126	(100)

Provision (benefit) for income taxes	9	4	(65)	83
INCOME (LOSS) FROM CONTINUING OPERATIONS	58	(3)	191	(183)

DISCONTINUED OPERATIONS
Income from discontinued operations, (including gain on sale of discontinued operations of $3 and $84 for the three and nine months ended June 30, 2004, respectively)	3 (b)	12	6 (c)	33
Provision for income taxes	—	1	1	4
INCOME FROM DISCONTINUED OPERATIONS	3	11	5	29

NET INCOME (LOSS)	$61	$8	$196	$(154)

EARNINGS (LOSS) PER SHARE - BASIC
Earnings (Loss) per share from continuing operations	$0.13	$(0.01)	$0.44	$(0.49)
Earnings per share from discontinued operations	0.01	0.03	0.01	0.08
EARNINGS (LOSS) PER SHARE	$0.14	$0.02	$0.45	$(0.41)

EARNINGS (LOSS) PER SHARE - DILUTED
Earnings (Loss) per share from continuing operations	$0.12	$(0.01)	$0.42	$(0.49)
Earnings per share from discontinued operations	0.01	0.03	0.01	0.08
EARNINGS (LOSS) PER SHARE	$0.13	$0.02	$0.43	$(0.41)

BASIC SHARES	446	382	434	374
DILUTED SHARES	483	474	472	374

(a)          Certain prior amounts have been reclassified to conform to the current year presentation.

(b)         Income from discontinued operations for the third quarter 2004 includes:

(i) a gain of $3 million on the sale of Connectivity Solutions; and

(ii) the results of operations from Connectivity Solutions.

(c)          Income from discontinued operations for the nine months ended June 30, 2004 includes:

(i) a gain of $84 million on the sale of Connectivity Solutions;

(ii) a $24 million pension and postretirement curtailment loss and a $24 million settlement loss recognized upon the transfer of pension and postretirement benefit assets and liabilities to CommScope, Inc.; and

(iii) the results of operations from Connectivity Solutions and the divested portion of the Expanets, Inc. business that distributed other vendors’ offerings.

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2004 and September 30, 2003

(Unaudited; Dollars in Millions, except per share amounts)

	June 30, 2004	September 30, 2003 (a)
ASSETS
Current assets:
Cash and cash equivalents	$1,523	$1,192
Receivables less allowances of $72 as of June 30, 2004 and $86 as of September 30, 2003	617	642
Inventory	227	264
Deferred income taxes, net	69	69
Other current assets	156	190
Current assets of discontinued operations (b)	—	212
TOTAL CURRENT ASSETS	2,592	2,569

Property, plant and equipment, net	577	604
Deferred income taxes, net	362	370
Goodwill (c)	247	146
Other assets	215	178
Other assets of discontinued operations (b)	—	190
TOTAL ASSETS	$3,993	$4,057

LIABILITIES
Current liabilities:
Accounts payable	$347	$305
Business restructuring reserve	45	66
Payroll and benefit obligations	280	261
Current portion of long-term debt (d)	295	—
Deferred revenue	150	142
Other current liabilities	270	307
Current liabilities of discontinued operations (b)	—	88
TOTAL CURRENT LIABILITIES	1,387	1,169

Long-term debt (e)	289	953
Benefit obligations	1,068	1,224
Other liabilities	391	490
Other liabilities of discontinued operations (b)	—	21
TOTAL NON-CURRENT LIABILITIES	1,748	2,688

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 452,639,828 and 419,434,414 issued (including 262 and 878,254 treasury shares) as of June 30, 2004 and September 30, 2003, respectively (e)	5	4
Additional paid-in capital (e)	2,565	2,151
Accumulated deficit	(1,074)	(1,270)
Accumulated other comprehensive loss	(638)	(679)
Less treasury stock at cost	—	(6)
STOCKHOLDERS’ EQUITY	858	200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,993	$4,057

Notes to the Balance Sheets:

(a)          Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)         In October 2003, the Company agreed to sell certain assets and liabilities of its Connectivity Solutions segment to CommScope, Inc. As of June 30, 2004, substantially all of Connectivity Solutions had been divested.   The assets and liabilities included in the disposal group are separately presented as discontinued operations in the balance sheet.

(c)          In November 2003, the Company acquired substantially all of the assets and assumed certain liabilities of Expanets.  Goodwill of $97 million was recorded in connection with the purchase, which reflects purchase accounting adjustments made in the second and third quarters of fiscal 2004.

(d)         The Company has classified the Liquid Yield Option Notes (“LYONs”) in current portion of long-term debt because holders may require the Company to purchase all or portion of their LYONs on the October 31, 2004 put date.  If the LYONs are put to Avaya, the Company may, at its option, elect to pay the purchase price in cash or shares of common stock , or any combination thereof.

(e)          In March 2004, the Company redeemed $224 million aggregate principal amount of its outstanding 11 1/8% Senior Secured Notes at a price of 111.125% per note, or approximately $249 million.  The Company used the net proceeds received from the sale in February 2004 of approximately 14 million shares of the Company’s common stock to redeem these notes.  Additionally, during the third quarter the Company repurchased approximately $132 million aggregate principal amount of the Senior Secured Notes in a series of open market transactions.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income (Loss) from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2003 (A)					For the Nine Months Ended June 30, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$402	$413	$396	$433	$1,644	$417	$427	$439	$—	$1,283
Small & Medium Business Solutions	57	58	59	62	236	63	66	67	—	196
Services	487	479	474	476	1,916	489	511	510	—	1,510
Corporate	—	—	—	—	—	2	2	—	—	4
Total Avaya	$946	$950	$929	$971	$3,796	$971	$1,006	$1,016	$—	$2,993

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended September 30, 2003 (A)					For the Nine Months Ended June 30, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$(53)	$(31)	$(24)	$(13)	$(121)	$(4)	$(8)	$11	$—	$(1)
Small & Medium Business Solutions	(1)	(2)	—	4	1	6	5	6	—	17
Services	40	41	42	40	163	53	63	68	—	184
Corporate:
Business restructuring (charges) reversals and (related expenses), net	(4)	14	(7)	2	5	—	1	—	—	1
Other (B)	(6)	(9)	(7)	37	15	(3)	(1)	7	—	3
Total Avaya	$(24)	$13	$4	$70	$63	$52	$60	$92	$—	$204

(A)  Revenue and operating income (loss) in fiscal 2003 has been restated for the presentation of Connectivity Solutions as discontinued operations, to transfer the professional services organization from the Enterprise Communication Group to Services, and to allocate a portion of the results attributed to the Company’s third-party financing arrangement from Enterprise Communications Group to the Small & Medium Business Solution segment.

(B)  Substantially all corporate costs and expenses of shared services, such as information technology, human resources, legal and finance, have been allocated to the segments.  Remaining other corporate costs represent primarily vacant real estate.  Additionally, the three and twelve months ended September 30, 2003 include a $46 million gain on a curtailment of the management pension and postretirement plans.

Notes:

•                  Enterprise Communications Group -Includes all enterprise telephony products (MultiVantage ™ Communications Applications and Definity families), VPNs and Data LAN & WAN equipment and related Applications software.

•                  Small & Medium Business Solutions - Includes SME (Small to Medium Enterprises) telephony products.

•                  Services - Includes Managed Services, Data Services, Outtasking, Value Added Services, Network Consulting, Implementation and Professional Services.

Avaya Inc. and Subsidiaries

Condensed Statement of Cash Flows

Nine Months Ended June 30, 2004

(Unaudited; Dollars in Millions)

	For the nine months ended June 30, 2004

Net cash provided by operating activities of continuing operations	$355	(a)

Net cash provided by investing activities of continuing operations	63	(b)

Net cash used in financing activities of continuing operations	(70)

Effect of exchange rate changes on cash and cash equivalents	4

Net cash provided by continuing operations	352

Net cash used in discontinued operations	(21)

Net increase in cash and cash equivalents	331

Cash and cash equivalents at beginning of fiscal year	1,192

Cash and cash equivalents at end of period	$1,523

(a)  Amount includes $20 million for business restructuring payments.

(b)  Amount includes $88 million for capital expenditures.

Avaya Inc. and Subsidiaries

Certain Items Included in Reported Results That May Affect Comparability

Three and Nine Months Ended June 30, 2004 and 2003

(Unaudited; Dollars in Millions)

	For the three months ended June 30,		For the nine months ended June 30,
	2004	2003	2004	2003

Certain Items Included in Income (Loss) from Continuing Operations Before Income Taxes:
Loss on sale of CommScope common shares	$—	$—	$(5)	$—
Loss on Senior Secured Notes extinguishment	(21)	—	(42)	—
Gain (loss) on LYONs extinguishment, net	—	1	—	(34)
Gain on assets sold	—	14	—	14
Lucent securities litigation charge	—	—	—	(25)
Certain Items Included in (Provision) Benefit for Income Taxes:
Favorable settlement of certain tax matters	—	—	89	—
Provision for deferred tax asset valuation allowance (a)		—	—	(83)

Net Impact of Certain Items Included in Income (Loss) from Continuing Operations:	(21)	15	42	(128)
Diluted Shares	483	474	472	374
Net Impact of Certain Items on Dilued EPS:	$(0.04)	$0.03	$0.09	$(0.34)

(a)          $83 million non-cash income tax charge recorded in the first quarter of fiscal 2003 related to a deferred income tax valuation allowance to reflect the difference between the actual and expected tax gain associated with the long-term debt extinguishment from the LYONs Exchange Offer.

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